Exhibit 99.1

Pliant Therapeutics Provides Corporate Update and Reports First Quarter 2025 Financial Results

Activities supporting the close out of BEACON-IPF continue; topline data expected in the second quarter of 2025

Recently announced strategic realignment of workforce and operations will extend cash runway to support execution of late-stage clinical trials

SOUTH SAN FRANCISCO, CA., May 8, 2025 - Pliant Therapeutics, Inc. (Nasdaq: PLRX), a clinical-stage biotechnology company and leader in the discovery and development of novel therapeutics for the treatment of fibrotic diseases, today provided a corporate update and reported first quarter 2025 financial results.

“During the first quarter and over recent weeks, our teams have been working diligently to close out the global BEACON-IPF trial with the goal of announcing topline data in the second quarter,” said Bernard Coulie, M.D., Ph.D., President and Chief Executive Officer of Pliant. “Additionally, progress was made in our oncology program with initial data from our Phase 1 dose escalation trial of PLN-101095 demonstrating antitumor activity, including confirmed partial responses, in a variety of solid tumors.”

First Quarter and Recent Developments
Bexotegrast Highlights
•BEACON-IPF close-out activities continue with topline data expected in the second quarter of 2025. Following the termination of the BEACON-IPF Phase 2b/3 trial evaluating bexotegrast in patients with idiopathic pulmonary fibrosis (IPF), the Company continues the formal close out of the global trial. Topline data from the BEACON-IPF trial is expected in the second quarter of 2025.
•Results from a Phase 2a positron emission tomography (PET) imaging trial published in the American Journal of Respiratory and Critical Care Medicine (AJRCCM). The publication reviews the previously reported positive results from the first interventional, single-center double-blind, placebo-controlled Phase 2 trial of bexotegrast using PET and magnetic resonance imaging to evaluate collagen deposition in the lungs of 10 patients with IPF.
Oncology Program
•Interim Phase 1 data from a trial of PLN-101095 and pembrolizumab demonstrated antitumor activity with confirmed partial responses in three of six patients treated with the highest dose tested to date. Topline data from the first three cohorts of the ongoing Phase 1 dose escalation trial of PLN-101095 in combination with pembrolizumab showed confirmed partial responses in solid tumors that are resistant to immune checkpoint inhibitors. Of the six patients treated at the 1000 mg dose administered orally twice daily (BID), three patients, suffering from non-small cell lung cancer (NSCLC), cholangiocarcinoma and melanoma, experienced confirmed partial response assessed by iRECIST criteria associated with 74%, 48% and 42% reductions in tumor size, respectively. PLN-101095 was generally well tolerated across all doses tested. The trial is currently enrolling the fourth of five potential cohorts, evaluating PLN-101095 at 1000 mg administered three times daily (TID).
Corporate Highlights
•Strategic realignment of workforce and operations underway. On May 1, 2025, the Company announced a strategic realignment of its operations including an approximately 45% reduction in its workforce as well as other cost-saving actions. The process is expected to extend the cash runway to support execution of clinical trials, including any late-stage clinical trials, and is expected to be substantially completed by the second quarter of 2025.

First Quarter 2025 Financial Results

•Research and development expenses were $43.4 million, as compared to $37.1 million for the prior-year quarter. The increase was primarily due to acceleration of close-out activities for BEACON-IPF, a Phase 2b/3 study of bexotegrast and employee-related expenses, driven by increased headcount.
•General and administrative expenses were $15.5 million, as compared to $15.2 million for the prior-year quarter. The increase was primarily due to professional service expenses.
•Net loss of $56.2 million as compared to $47.0 million for the prior-year quarter. The increase was primarily due to higher operating expenses driven by close-out activities related to BEACON-IPF.
•As of March 31, 2025, the Company had cash, cash equivalents and short-term investments of $307.1 million.
About Pliant Therapeutics, Inc.
Pliant Therapeutics is a clincial-stage biopharmaceutical company and leader in the discovery and development of novel therapeutics for the treatment of fibrotic diseases. Pliant's lead product candidate, bexotegrast (PLN-74809), is an oral, small molecule, dual selective inhibitor of αvß6 and αvß1 integrins that is in development in the lead indication for the treatment of idiopathic pulmonary fibrosis, or IPF. Bexotegrast has received Fast Track Designation and Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) and Orphan Drug Designation from the European Medicines Agency in IPF. Pliant is conducting a Phase 1 study for PLN-101095, a small molecule, dual-selective inhibitor of αvß8 and αvß1 integrins, that is being developed for the treatment of solid tumors resistant to immune checkpoint inhibitors. In addition, Pliant has received regulatory clearance for the conduct of a Phase 1 study of PLN-101325, a monoclonal antibody agonist of integrin α7β1 targeting muscular dystrophies.
For additional information, please visit: www.PliantRx.com. Follow us on social media X, LinkedIn and Facebook.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those regarding the anticipated timing of data and progress from the close-out of the BEACON-IPF study and development plans for PLN-101095. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Pliant Therapeutics could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including those related to the development and commercialization of our product candidates, including any delays in our ongoing or planned preclinical or clinical trials, the impact of current macroeconomic, geopolitical and marketplace conditions on our business, operations, clinical supply and plans, our reliance on single-source third parties located in foreign jurisdictions, including China, for critical aspects of our development operations, the risks inherent in the drug development process, the risks regarding the accuracy of our estimates of expenses and timing of development, our capital requirements and the need for additional financing, including the availability of additional term loans under our loan facility, and our ability to obtain and maintain intellectual property protection for our product candidates. These and additional risks are discussed in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the period ended March 31, 2025 which we are filing with the SEC today, available on the SEC's website at www.sec.gov. Unless otherwise noted, Pliant is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Investor and Media Contact:
Christopher Keenan
Vice President, Investor Relations and Corporate Communications
Pliant Therapeutics, Inc.
ir@pliantrx.com

Pliant Therapeutics, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except number of shares and per share amounts)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$(43,436)	$(37,146)
General and administrative	(15,499)	(15,246)
Total operating expenses	(58,935)	(52,392)
Loss from operations	(58,935)	(52,392)
Interest and other income (expense), net	3,568	5,882
Interest expense	(799)	(445)
Net loss	$(56,166)	$(46,955)
Net loss per share - basic and diluted	$(0.92)	$(0.78)
Shares used in computing net loss per share - basic and diluted	61,222,676	60,180,921

Pliant Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$91,936	$71,188
Short-term investments	213,709	284,536
Prepaid expenses and other current assets	5,546	6,540
Total current assets	311,191	362,264
Property and equipment, net	5,240	5,525
Operating lease right-of-use assets	26,430	27,243
Restricted cash	1,482	1,482
Other non-current assets	427	435
Total assets	$344,770	$396,949
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,622	$5,960
Accrued research and development	14,381	14,363
Accrued liabilities	7,429	12,353
Operating lease liabilities, current	771	542
Total current liabilities	28,203	33,218
Operating lease liabilities, non-current	29,119	29,439
Long-term debt	30,284	30,211
Total liabilities	87,606	92,868
Stockholders’ equity
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	1,023,217	1,013,806
Accumulated deficit	(766,218)	(710,052)
Accumulated other comprehensive gain	159	321
Total stockholders’ equity	257,164	304,081
Total liabilities and stockholders’ equity	$344,770	$396,949